Exhibit (m)(7)
FOURTH SUPPLEMENT AND AMENDMENT TO
PLAN AND AGREEMENT PURSUANT TO RULE 12b-1
(DISTRIBUTION PLAN — CLASS R3)
OF
THORNBURG INVESTMENT TRUST
     Effective October 1, 2010, paragraph 4 of the Thornburg Investment Trust Plan and Agreement of Distribution Pursuant to Rule 12b-1 (Distribution Plan — Class R3), made as of June 30, 2003 between Thornburg Investment Trust and Thornburg Securities Corporation, is deleted and replaced in its entirety with the following:
          4. The Trust is hereby authorized to pay to Thornburg for obtaining the services described above, out of the assets of each Fund, on a monthly basis, an amount computed at an annual rate of .25 of 1% of the Fund’s average daily net assets attributable to Class R3 shares of the Fund, together with any applicable gross receipts tax, sales tax, value added tax, compensating tax or similar exaction imposed by any federal, state or local government, but the aggregate of those taxes will not exceed 10%. The amount of the fee payable to Thornburg under this paragraph is not related directly to expenses incurred by Thornburg in obtaining the contemplated services for each Fund.

THORNBURG INVESTMENT TRUST
By:	/s/ Leon Sandersfeld

THORNBURG SECURITIES CORPORATION
By:	/s/ Sasha Wilcoxon